EXHIBIT 99.1

McDermott Reports Fourth Quarter and Full-Year 2016 Financial and Operational Results

Fourth Quarter Order Intake Maintains Leading Position in Middle East with 2016 Book-to-Bill of 1.0x

$4.3B in Backlog and Schedule Responsiveness and Flexibility Drive Higher Guidance

Profitable Full-Year 2016 Result of Strong Execution and Focus on Cost Management

Proven Success of One McDermott Way

Strategic Investment in Amazon

Company to Host Conference Call and Webcast Today at 7:30 a.m. Central Time

HOUSTON, Feb. 21, 2017 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott,” the “Company,” “we” or “us”) today announced financial and operational results for the fourth quarter and full-year ended December 31, 2016.

	($ in millions, except per share amounts)
	Three Months Ended		Delta	Year Ended		Delta
	Dec 31, 2016	Dec 31, 2015	Yr-over-Yr	Dec 31, 2016	Dec 31, 2015	Yr-over-Yr
Revenues	$641.8	$667.4	$(25.6)	$2,636.0	$3,070.3	$(434.3)
Operating Income	6.3	16.3	(10.0)	142.3	112.7	29.6
Operating Margin	1.0%	2.4%	-1.4%	5.4%	3.7%	1.7%
Net Income (Loss)	(0.5)	(18.7)	18.2	34.1	(18.0)	52.1
Diluted EPS	(0.00)	(0.08)	0.08	0.12	(0.08)	0.20
Adjusted Operating Income1.4	12.3	51.0	(38.7)	203.1	203.0	0.1
Adjusted Operating Margin[1,4]	1.9%	7.6%	-5.7%	7.7%	6.6%	1.1%
Adjusted Net Income[2,3,4]	5.6	15.3	(9.7)	89.4	71.2	18.2
Adjusted Diluted EPS[2,3,4]	0.02	0.05	(0.03)	0.31	0.25	0.06

Cash Provided (Used) by Operating Activities	52.6	60.6	(8.0)	178.2	55.3	122.9

1 Adjusted Operating Income includes the following adjustments to GAAP Operating Income:

  $0.6 million and $8.7 million of restructuring charges during the fourth quarters of 2016 and 2015, respectively, and $11.3 million and $40.8 million of restructuring charges for the full-years ended December 31, 2016 and 2015, respectively.
  $10.9 million and $55.0 million of impairment charges for the quarter and full-year of December 31, 2016, respectively, and $6.8 million of impairment charges for the full-year of 2015.
  $16.7 million legal settlement charge for the third quarter and full-year of 2015.
  $5.4 million gain from year-end mark-to-market (“MTM”) pension adjustments for the quarter and year ended December 31, 2016, and $26.0 million loss from year-end MTM pension adjustments for the quarter and year ended December 31, 2015. These adjustments are recorded in selling, general and administrative expenses in the fourth quarter of each respective year in accordance with our pension accounting policy.

2 Adjusted Net Income includes the adjustments to GAAP Operating Income mentioned above and the following adjustment for non-operating activity:

  $5.0 million gain recorded in other income (expense) during 2016 as we exited from our joint venture with THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”).

3 Tax effects of Non-GAAP adjustments represent the tax impacts of the adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

4 The calculations of total and per share adjusted net income and adjusted operating income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”  The appendix also includes additional information related to the adjustments mentioned above.

“I am extremely pleased to report a profitable full-year 2016, despite the prolonged downturn.  Our 2016 operational and financial performance is a direct reflection of the changes made over the past three years.  The fourth quarter was an excellent quarter operationally, with strong order intake of $1 billion and ending backlog of $4.3 billion.  Unfortunately, net income ended in a slight loss due to an increase in the estimated costs on our INPEX Ichthys project in Australia.  This increase represents costs to replace failed subsea-pipe connector components which were a standard design and supplied by a reputable supplier.  Despite the increased costs, the project remains in a profitable position.  Our top priority is collaborating with the customer and supplier to replace the failed components and maintaining the agreed project schedule,” said David Dickson, President and Chief Executive Officer of McDermott.

“2016 has proven to be a pivotal year for McDermott, as we turned the corner from stabilizing and optimizing the business to focusing on growth and building a sustainable, profitable business for the future.  Our strategic initiatives such as One McDermott Way and Taking the Lead have made great strides this year, as seen through a Middle East customer approving work share with fabrication in our Batam fabrication yard and our Middle East Area reaching an impressive 48 million man-hours LTI free.  Looking forward to 2017, we plan to build upon the successes of 2016, and we began the year by enhancing our current fleet through the strategic purchase and subsequent sale leaseback of the Amazon.  In 2017, we will continue to build upon our strengthened relationships by providing customer-driven solutions centered on our engineering expertise, vertically integrated capabilities and in-market presence, while we also increase our focus on technology and grow in our key markets as we prepare for the upturn,” Dickson said.

Fourth Quarter 2016 Operating Results

Fourth quarter 2016 earnings attributable to McDermott stockholders, in accordance with U.S. generally accepted accounting principles (“GAAP”) were a net loss of $0.5 million, or $0.00 per fully diluted share, compared to a net loss of $18.7 million, or $0.08 per fully diluted share, for the prior-year fourth quarter.  We generated fourth quarter 2016 adjusted net income of $5.6 million, or $0.02 per adjusted fully diluted share, excluding restructuring charges of $0.6 million, an impairment loss of $10.9 million related to a marine asset and the year-end non-cash MTM pension gain of $5.4 million, compared to an adjusted net income of $15.3 million, or $0.05 per adjusted fully diluted share, excluding restructuring charges of $8.7 million and the year-end non-cash MTM pension loss of $26.0 million, in the prior-year fourth quarter.  This quarter, we recognized a reduction of $13.0 million in income tax expense as a result of a change in valuation allowances associated with deferred tax assets recognized due to improving results in Saudi Arabia and Mexico.  Additionally, we now operate under a tax holiday in Malaysia which further reduced income taxes in the fourth quarter and will also benefit future periods.

The Company reported fourth quarter 2016 revenues of $641.8 million, a decrease of $25.6 million, compared to revenues of $667.4 million for the prior-year fourth quarter.  The key projects driving revenue for the fourth quarter of 2016 were the INPEX Ichthys, Saudi Aramco Long Term Agreement II (LTA II), KJO Hout and ONGC Vashishta projects. The decrease from the prior-year fourth quarter is primarily due to Pemex PB Litoral project and the additional costs on the INPEX Ichthys project caused by the failed subsea-pipe connector components, partially offset by increased activity on the Saudi Aramco LTA II Lump Sum projects.

Our operating income for the fourth quarter of 2016 was $6.3 million, or an operating margin of 1.0%, compared to $16.3 million, or an operating margin of 2.4%, for the fourth quarter of 2015.  Our adjusted operating income for the fourth quarter of 2016 was $12.3 million, or an adjusted operating margin of 1.9%, excluding the restructuring charges, impairment loss and MTM pension adjustment mentioned above, compared to $51.0 million, or an adjusted operating margin of 7.6%, for the fourth quarter of 2015, excluding the restructuring charges and pension losses mentioned above.  Operating income for the fourth quarter of 2016 was primarily driven by marine activity on the INPEX Ichthys, Saudi Aramco LTA II and Pemex Ayatsil-C projects and offset by the increase in estimated costs at completion on our INPEX Ichthys project in Australia.

During January 2017, we identified failures in supplier-provided, subsea-pipe connector components previously installed on the INPEX Ichthys project.  These failed components were a standard design provided by a reputable supplier.  As a result, we have determined that our estimated costs at completion for the project, as a whole, will increase by $34 million due to costs attributable to replacing the failed components.  These increased costs reduced fourth quarter operating income by $31 million, and net income by $25 million after taxes.

Cash provided by operating activities in the fourth quarter of 2016 was $52.6 million, a decrease compared to the $60.6 million of cash provided in the fourth quarter of 2015. This was primarily driven by lower collections on the INPEX Ichthys project compared to the fourth quarter of 2015.

Full-Year 2016 Operating Results

Net income attributable to McDermott stockholders, in accordance with GAAP, for the full-year of 2016 was $34.1 million, or $0.12 per fully diluted share, compared to a net loss of $18.0 million, or $0.08 per fully diluted share, for the full-year of 2015.  For the full-year 2016, adjusted net income was $89.4 million, or $0.31 per fully diluted share, excluding restructuring charges of $11.3 million, impairment charges of $55.0 million, a gain of $5.0 million on the exit from our joint venture with THHE and a gain of $5.4 million non-cash MTM pension adjustment, compared to adjusted net income of $71.2 million, or $0.25 per adjusted fully diluted share, excluding restructuring charges of $40.8 million, impairment charges of $6.8 million, a legal settlement of $16.7 million and non-cash MTM pension loss of $26.0 million during the full-year of 2015.  Our income tax provision for the full-year of 2016 included approximately $13.0 million of tax adjustments recorded during the fourth quarter of 2016 as a result of a change in valuation allowances associated with deferred tax assets recognized due to improving results in Saudi Arabia and Mexico.  Additionally, we now operate under a tax holiday in Malaysia which further reduced income taxes in 2016 and will also benefit future years.

The Company reported revenues of $2,636.0 million for the full-year of 2016, a decrease of $434.3 million, compared to $3,070.3 million of 2015 revenues. The decrease was primarily due to lower activity on our INPEX Ichthys project and completion of the 2015 campaign of the Brunei Shell Pipeline Replacement project. Revenue for the full-year of 2016 was primarily driven by the INPEX Ichthys, Saudi Aramco LTA II and Marjan power system replacement, and the RasGas Flow Assurance and Looping projects.

Our operating income for the full-year of 2016 was $142.3 million, or an operating margin of 5.4%, compared to $112.7 million, or an operating margin of 3.7%, for the comparable 2015 period.  Our adjusted operating income for the full-year of 2016 was $203.1 million, or an adjusted operating margin of 7.7%, excluding the restructuring charges, impairment charges and pension MTM gain mentioned above, compared to $203.0 million, or an adjusted operating margin of 6.6%, for the full-year 2015, excluding the restructuring charges, impairment loss, legal settlement and pension MTM loss mentioned above.  Operating income for the full-year of 2016 was primarily driven by marine activity on the INPEX Ichthys, Saudi Aramco’s LTA II, Marjan power system replacement, and 12 Jackets projects, as well as a pipeline repair project in the Middle East region.  Our operating margin for the full-year of 2016 was higher due to project execution driven improvements, final closeouts, change orders driven by alignment with customer needs and the full impact of our cost restructuring programs.

Cash provided by operating activities in the full-year of 2016 was $178.2 million, an increase compared to the $55.3 million of cash provided in 2015.  Overdue payments received from Pemex during the first quarter, as well as steady collections in the Middle East, positively impacted cash provided by operating activities for 2016.

Operational Review

	As of December 31, 2016
	AEA		MEA		ASA		Total
($ in billions)
Backlog	$0.5		$3.1		$0.7		$4.3
Bids & Change Orders Outstanding	1.4		0.2		0.6		2.2
Targets	5.5		5.2		3.7		14.4
Total	7.4		8.5		5.0		20.9

	Three Months Ended Dec 31, 2016						Year Ended Dec 31, 2016
	AEA		MEA		ASA		AEA		MEA		ASA
($ in millions)
New Orders	$17.4		$861.9		$168.1		$492.2		$1,658.4		$575.8
Revenue	66.8		318.8		256.2		286.0		1,241.6		1,108.4
Book-to-Bill	0.3	x	2.7	x	0.7	x	1.7	x	1.3	x	0.5	x
Operating Income	(3.2)		37.7		(28.2)		(29.8)		166.8		8.6
Operating Margin	-4.8%		11.8%		-11.0%		-10.4%		13.4%		0.8%
Adjusted Operating Income[1]	3.4		36.9		(27.9)		11.2		166.0		25.9
Adjusted Operating Margin[1]	5.0%		11.6%		-10.9%		3.9%		13.4%		2.3%
Capex	12.9		5.6		12.1		16.7		18.6		190.3

1 The calculations of segment adjusted operating income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”

As of December 31, 2016, the Company’s backlog was $4.3 billion, compared to $3.9 billion at September 30, 2016. Of the December 31, 2016 backlog, approximately 84% was related to offshore operations and approximately 16% was related to subsea operations. Order intake in the fourth quarter of 2016 totaled $1.0 billion, resulting in a book-to-bill ratio of 1.7x, with order intake of $2.7 billion and a book-to-bill ratio of 1.0x for the year ended December 31, 2016.  At December 31, 2016, the Company had bids outstanding and target projects of approximately $2.2 billion and $14.4 billion, respectively, in its pipeline that it expects will be awarded in the market through March 31, 2018.  In total, the Company’s potential revenue pipeline, including backlog, was $20.9 billion as of December 31, 2016.

The Americas, Europe and Africa (“AEA”) Area, during the fourth quarter of 2016, completed the successful installation of the Pemex Ayatsil-C 7,500 ton jacket in the Bay of Campeche, Mexico, demonstrating customer alignment and proven execution. The Ayatsil-C jacket was launched off the McDermott I-600 barge and installed by the DB50.  Also in Mexico, fabrication of the compression platform on the Abkatun A-2 project commenced in October and is proceeding ahead of plan. The project remains on track to meet the 900-day execution schedule.  Strategically focusing on our engineering expertise as an enabler and building our in-market capabilities, we expanded our Mexico City office by hiring 80 engineers and support resources working to the One McDermott Way. In our Altamira fabrication yard, upgrades commenced to increase skidway and loadout capabilities and provide covered blast and paint facilities and are expected to be completed in April 2017.  Front-end engineering and design (“FEED”) and early detailed engineering for a Caribbean gas development has continued throughout the quarter and remains on track to meet the agreed deliverables; and a FEED project for a SURF facility off the coast of East Africa was substantially completed by year-end and is in the final stages of closeout.

In the Middle East (“MEA”) Area, fabrication activity in the fourth quarter was driven by Saudi Aramco projects and the KJO Hout jacket and deck structures.  Marine operations continued in both Saudi Arabia and Qatar.  Execution of the Saudi Aramco Lump Sum LTA II project, awarded in 2015, is progressing according to schedule, and is in the fabrication phase, with work being shared between the Jebel Ali and Dammam fabrication facilities. Cooperation and consistency between all facilities is driven by our One McDermott Way and as a result, a Middle East customer approved work share on a specific project for the fabrication of jackets in our Batam yard. The KJO Hout Jacket and topside will be installed and pre-commissioned in the first quarter of 2017; the project is more than 55% complete and is expected to be fully complete in the second quarter of 2017. The Marjan power systems project continued to meet key milestones in line with client requirements, as did the three Saudi Aramco jobs awarded in the second quarter of 2016. The three jobs awarded in the second quarter are in the preliminary stages of fabrication, with activity expected during 2017. Fabrication and installation of the Bul Hanine jackets is complete, with minor closeout work remaining.  In Qatar, we focused on offshore work for the RasGas Flow Assurance and Looping project, which remains on schedule. The MEA area also continued to demonstrate McDermott’s Taking the Lead initiative, reaching an impressive 48-million man-hours lost time incident (“LTI”) free.

In the Asia (“ASA”) Area, the INPEX Ichthys project continues to progress as we work collaboratively with the customer and supplier to rectify the subsea connector component issue and expect to keep in line with the overall project schedule.  The DLV 2000 completed her second campaign on the project alongside the CSV 108.  During the fourth quarter, the DLV 2000 installed infield umbilicals, subsea structures and subsea spools.  The Woodside Greater Western Flank Phase 2 pipeline project continues with the engineering, procurement and preparations for the start of fabrication in the first quarter of 2017. The Vashishta project for ONGC continues to achieve significant progress, commencing the offshore phase of the project with the mobilization of the DB30 and supporting fleet. Fabrication of the subsea structures continues in line with the project schedule at Larsen & Toubro, our consortium partner’s, fabrication yard in Kattupalli.  The mobilization of McDermott’s mobile spoolbase was completed, and production of the pipeline stalks has progressed well in preparation for the arrival of the NO 105 in the first quarter of 2017 when she is scheduled to install the deepwater pipeline sections. On the Brunei Shell Petroleum transportation and installation project, pre-installation survey for the pipelines was completed in the fourth quarter of 2016.  The project continues to prepare for the offshore campaign scheduled to commence in the second quarter of 2017. Fabrication of the Yamal LNG modules in our Batam yard is progressing well, with 89% progress achieved.  Also in Batam, fabrication and loadout of the subsea modules for the TechnipFMC Jangkrik project was completed in the fourth quarter with a total weight of approximately 3,100 tonnes.

Acquisition of the Amazon

Early in 2017, we completed the purchase of a newly built deepwater pipelay and construction vessel named the Amazon. The vessel is equipped with 49,514 square feet (4,600 square meters) of deck space complete with two 440-ton (400-tonne) cranes, a service speed of 12 knots and accommodation for up to 200 crew and service staff. We plan to upgrade the vessel to address the ultradeepwater market with a state-of-the-art J-lay system and the latest vessel technology. In the near term, we plan to make minor capital expenditure investments to bring the vessel up to Company standards and use the vessel on existing construction and pipelay projects. In February of 2017, funding for the vessel acquisition was secured through a sale and leaseback arrangement under which we have control of the vessel in exchange for a daily charter-hire rate. The planned upgrade to the state-of-the-art J-lay system and related financing are expected to be considered in line with market conditions.

Cost Structure Progress

All remaining activities for the McDermott Profitability Initiative (“MPI”) were completed in the third quarter of 2016.  MPI resulted in annualized cash savings of $150 million.

All remaining activities for the Additional Overhead Reduction (“AOR”) program, which was initiated in the fourth quarter of 2015, were completed in the fourth quarter of 2016 and achieved in-year cash savings of $46 million and annualized cash savings of $51 million.

Our restructuring costs for the fourth quarter of 2016 were $0.6 million and $11.3 million for the full-year of 2016.

2017 Guidance

($ in millions, except per share amounts or as indicated for revenues)
	2017 Initial Outlook	Updated Full-Year 2017 Guidance
Revenues	$2.7B - $3.0B	~$3.2B
Operating Income	$170 - $190	~$225
Operating Margin		~7.0%
Net Income/(Loss)[1]		~$80
Diluted Income/(Loss) Per Share	$0.16 - $0.19	~$0.29
Net Interest Expense[2]		~$70
Income Tax Expense		~$70
EBITDA[3]	$260 - $290	~$325

Cash Interest / DIC Amortization Interest		~$60/ ~$10
Capex	$50 - $70	~$120
Ending Cash, Restricted Cash and Cash Equivalents		~$450
Ending Gross Debt[4]		~$770
Cash from Operating Activities		~$(15)
Free Cash Flow[3]		~$(135)
Adjusted Free Cash Flow[3]		~$(83)

~ = approximately
1 Our forecasted U.S. GAAP net income attributable to the Company does not include any amount representing forecasted pension actuarial gain or loss, because we have no basis to estimate pension actuarial gain or loss amounts for the forecast period and cannot estimate such amount without unreasonable effort.
2 Net Interest Expense is gross interest expense less capitalized interest and interest income.
3 The calculations of EBITDA, Free Cash Flow and Adjusted Free Cash Flow, which are Non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to GAAP Financial Measures.”
4 Ending Gross Debt does not include any reduction related to debt issuance costs.

In 2017, we expect higher revenue and margins driven by order intake as well as our responsiveness and flexibility in meeting customer drivers with associated rescheduling of work from 2018 into 2017.  Our expectations for capex were increased due to the purchase of the Amazon.  The Amazon purchase capex outflow will be offset by a sale and leaseback arrangement.  Our guidance for 2017 ending cash, cash from operating activities and free cash flow was negatively impacted by the additional costs associated with the failed, supplier-provided, subsea-pipe connector components on the INPEX Ichthys project.  Additionally, we are expecting negative free cash flow, primarily driven by a large use of working capital attributable to the ramp-up of the Pemex Abkatun Project and other projects in Asia and the Middle East.  The use of working capital for Abkatun is expected to be partially offset by specific project related financing.  It is reasonably possible that costs on the INPEX Ichthys project could increase by an additional $10 million due to the failed subsea-pipe connector components on the Ichthys project; however, that is not reflected in guidance at this time.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 241.3 million and 238.7 million for the quarters ended December 31, 2016 and 2015, respectively, and 284.2 million and 238.2 million for the years ended December 31, 2016 and 2015, respectively.  Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units (“TEUs”) representing 40.8 million additional shares, as well as other potentially dilutive shares, were included on an adjusted and unadjusted basis for the year ended December 31, 2016.

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter and full-year 2016 results today at 7:30 a.m. U.S. Central Time.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of McDermott’s website. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode 46148001. In addition, a presentation will be available on the Investor Relations section of McDermott’s website that contains supplemental information on McDermott’s financials, operations and 2017 Guidance.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 12,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

NON-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

Non-GAAP measures are comprised of the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income and operating income margin for the Company as a whole and each of its segments, in each case excluding the impact of certain identified items.  The excluded items represent items that our management does not consider to be representative of our normal operations.  We believe that total and diluted per share adjusted net income (loss) and adjusted operating income and operating margin are useful measures for investors to review because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allows for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as a measure of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

The Forecast non-GAAP measures we have presented in this press release include forecast free cash flow, adjusted free cash flow and EBITDA, in each case excluding the impact of certain identified items. We believe these forward-looking financial measures are within reasonable measure.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  Additionally, adjusted free cash flow represents free cash flow plus cash expected as a result of the sale leaseback arrangement for the acquisition of the Amazon vessel.  We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes.  We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry.  Our management also uses EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does reflect the funds actually available for capital expenditures, dividends or various other purposes.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures in other companies’ reports.   You should not consider EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, among other things, statements about backlog, bids and change orders outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, expectations and plans for 2017, the expected timing and specifications of upgrades to our Altamira fabrication yard, the expected scope, execution and timing associated with the projects discussed, the expected utilization of McDermott’s vessels and McDermott’s earnings and other guidance for 2017 and expectations related thereto. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings.  If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward looking statements.  For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016. This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except share and per share amounts)
Revenues	$2,635,983	$3,070,275	$2,300,889

Costs and Expenses:
Cost of operations	2,249,616	2,691,284	2,113,013
Selling, general and administrative expenses	178,752	217,239	208,564
Impairment loss (recovery)	54,958	6,808	(9,002)
Loss (gain) on asset disposals	(859)	1,443	(46,201)
Restructuring expenses	11,263	40,819	18,113
Total costs and expenses	2,493,730	2,957,593	2,284,487

Operating income	142,253	112,682	16,402

Other income (expense):
Interest expense, net	(58,871)	(50,058)	(60,877)
Gain (loss) on foreign currency, net	(5,556)	(464)	7,234
Other income (expense), net	4,489	2,450	(232)
Total other expense	(59,938)	(48,072)	(53,875)

Income (loss) before provision for income taxes	82,315	64,610	(37,473)

Provision for income taxes	41,926	51,963	20,073

Income (loss) before loss from Investments in Unconsolidated Affiliates	40,389	12,647	(57,546)

Loss from Investments in Unconsolidated Affiliates	(4,090)	(21,486)	(7,848)

Net income (loss)	36,299	(8,839)	(65,394)

Less: Net income attributable to noncontrolling interest	2,182	9,144	10,600

Net income (loss) attributable to McDermott International, Inc.	$34,117	$(17,983)	$(75,994)

Net income (loss) per share
Net income (loss) attributable to McDermott International, Inc.:
Basic	$0.14	$(0.08)	$(0.32)
Diluted	$0.12	$(0.08)	$(0.32)

Shares used in the computation of net income (loss) per share:
Basic	240,359,363	238,240,763	237,229,086
Diluted	284,184,239	238,240,763	237,229,086

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands, except share and per share amounts)

Net income (loss) attributable to McDermott International, Inc.	$(476)	$(18,668)	$34,117	$(17,983)

Weighted average common shares (basic)	241,258,644	238,670,881	240,359,363	238,240,763
Effect of dilutive securities:
Tangible equity units	-	-	40,824,938	-
Stock options, restricted stock and restricted stock units	-	-	2,999,938	-
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	241,258,644	238,670,881	284,184,239	238,240,763

Net income (loss) per share
Net income (loss) attributable to McDermott International, Inc.
Basic:	$(0.00)	$(0.08)	$0.14	$(0.08)
Diluted:	$(0.00)	$(0.08)	$0.12	$(0.08)

SUPPLEMENTARY DATA

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Depreciation & amortization expense	$22,990	$24,352	$89,882	$100,334
Drydock amortization	2,932	4,037	12,795	17,947
Capital expenditures	30,686	36,733	228,079	102,851
Backlog	4,321,851	4,231,447	4,321,851	4,231,447

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$595,921	$664,844
Restricted cash and cash equivalents	16,412	116,801
Accounts receivable—trade, net	334,384	208,474
Accounts receivable—other	36,929	66,689
Contracts in progress	319,138	435,829
Other current assets	29,599	34,641
Total current assets	1,332,383	1,527,278
Property, plant and equipment	2,586,179	2,467,352
Less accumulated depreciation	(898,878)	(856,493)
Property, plant and equipment, net	1,687,301	1,610,859
Accounts receivable—long-term retainages	127,193	155,061
Investments in Unconsolidated Affiliates	17,023	26,551
Deferred income taxes	21,116	18,822
Other assets	37,214	48,505
Total assets	$3,222,230	$3,387,076

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$48,125	$24,882
Accounts payable	173,203	279,821
Accrued liabilities	277,584	330,943
Advance billings on contracts	192,486	164,773
Income taxes payable	17,945	23,787
Total current liabilities	709,343	824,206
Long-term debt	704,395	819,001
Self-insurance	16,980	18,653
Pension liabilities	19,471	24,066
Non-current income taxes	60,870	52,559
Other liabilities	115,703	101,870
Commitments and contingencies
Stockholders' equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 249,690,281 and 246,841,128 shares, respectively	249,690	246,841
Capital in excess of par value (including prepaid common stock purchase contracts)	1,695,119	1,687,059
Accumulated deficit	(226,767)	(260,884)
Accumulated other comprehensive loss	(66,895)	(93,955)
Treasury stock, at cost: 8,302,004 and 7,824,204 shares, respectively	(94,957)	(92,262)
Stockholders' Equity—McDermott International, Inc.	1,556,190	1,486,799
Noncontrolling interest	39,278	59,922
Total equity	1,595,468	1,546,721
Total liabilities and equity	$3,222,230	$3,387,076

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$36,299	$(8,839)	$(65,394)
Non-cash items included in net income (loss):
Depreciation and amortization	89,882	100,334	93,185
Drydock amortization	12,795	17,947	19,719
Impairment loss (recovery)	54,958	6,808	(9,002)
Stock-based compensation charges	22,680	16,593	18,565
Loss from investments in Unconsolidated Affiliates	4,090	21,486	7,848
(Gain) loss on foreign currency, net	(5,984)	6,238	(10,310)
Restructuring expense (gain)	(1,350)	7,473	(2,310)
Loss (gain) on asset disposals	(859)	1,443	(46,201)
Deferred income taxes	(2,695)	3,525	891
Pension (gain) expense	(3,228)	19,821	(4,291)
Debt issuance cost amortization	13,141	12,767	22,915
Other non-cash items	(5,392)	1,269	686
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(89,776)	(82,697)	166,385
Contracts in progress, net of Advance billings on contracts	144,412	(113,338)	(10,695)
Accounts payable	(101,845)	78,646	(154,439)
Accrued and other current liabilities	(37,064)	(33,969)	(2,801)
Pension liability	(1,684)	(1,506)	(1,861)
Income taxes	2,469	1,778	(4,668)
Other assets and liabilities, net	47,330	(507)	(11,262)
Total cash provided by operating activities	178,179	55,272	6,960

Cash flows from investing activities:
Purchases of property, plant and equipment	(228,079)	(102,851)	(321,187)
Investments in unconsolidated affiliates	(5,093)	(7,038)	(2,420)
Proceeds from asset dispositions	2,366	10,724	71,961
Sales and maturities of available-for-sale securities	-	3,176	12,978
Purchases of available-for-sale securities	-	-	(3,695)
Other investing activities	-	417	(2,706)
Total cash used in investing activities	(230,806)	(95,572)	(245,069)

Cash flows from financing activities:
Repayment of debt	(103,020)	(26,938)	(298,534)
Proceeds from debt	-	-	1,328,875
Repurchase of common stock	(4,022)	(1,720)	(1,707)
Payment of debt issuance costs	(8,730)	(170)	(39,112)
Distributions to noncontrolling interests	-	-	(6,352)
Issuance of common stock	-	682	327
Acquisition of noncontrolling interest	-	(24)	(32,943)
Total cash provided by (used in) financing activities	(115,772)	(28,170)	950,554

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(913)	(2,779)	(1,905)
Net increase (decrease) in cash, cash equivalents and restricted cash	(169,312)	(71,249)	710,540
Cash, cash equivalents and restricted cash at beginning of year	781,645	852,894	142,354
Cash, cash equivalents and restricted cash at end of year	$612,333	$781,645	$852,894

 McDERMOTT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

McDermott reports its financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Year Ended
	Dec 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
(In thousands, except share and per share amounts)

GAAP Net Income Attributable to MDR	$(476)	$(18,668)	$34,117	$(17,983)

Less: Adjustments
Restructuring charges[1]	576	8,693	11,263	40,819
Impairment loss[2]	10,889	-	54,958	6,808
Gain on JV exit[3]	-	-	(5,003)	-
Legal settlement[4]	-	-	-	16,682
Non-cash actuarial loss (gain) on benefit plans[5]	(5,391)	26,013	(5,391)	26,013
Total Non-GAAP Adjustments	6,074	34,706	55,827	90,322
Tax Effect of Non-GAAP Changes[6]	(10)	(759)	(536)	(1,142)
Total Non-GAAP Adjustments (After Tax)	6,064	33,947	55,291	89,180

Non-GAAP Adjusted Net Income Attributable to MDR	$5,588	$15,279	$89,408	$71,197

GAAP Operating Income	$6,217	$16,277	$142,253	$112,682
Non-GAAP Adjustments[7]	6,074	34,706	60,830	90,322
Non-GAAP Adjusted Operating Income	$12,291	$50,983	$203,083	$203,004
Non-GAAP Adjusted Operating Margin	1.9%	7.6%	7.7%	6.6%

GAAP Diluted EPS	$(0.00)	$(0.08)	$0.12	$(0.08)
Non-GAAP Adjustments	0.02	0.13	0.19	0.33
Non-GAAP Diluted EPS[8]	$0.02	$0.05	$0.31	$0.25

Shares used in computation of income per share:
Basic	241,258,644	238,670,881	240,359,363	238,240,763
Diluted	285,563,031	282,701,538	284,184,239	281,531,013

1 Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
2 Impairment Charges:

  During the third and fourth quarters of 2016, we recognized impairment charges of $11.8 million and $10.9 million, respectively, related to certain marine assets after we determined that their carrying values were either not recoverable or exceeded their respective fair values;
  During the first quarter of 2016, we recognized $32.3 million of impairment charge related to our Agile vessel following the customer’s termination of the vessel charter in May 2016 and given the lack of opportunities for this vessel. The Agile was decommissioned and disposed of in the third quarter of 2016; and
  During 2015, we abandonment of a marine pipelay welding system project and recognized a $6.8 million impairment charge.

3 During the third quarter of 2016, we mutually and amicably exited our joint venture with THF, a subsidiary of THHE, in Malaysia. We sold our THF interest to THHE and recognized a $5.0 million gain is recorded in Other income (expense), net. This gain is not expected to be repeated in the future.
4 Costs related to a legal settlement of $16.7 million were recorded during the third quarter of 2015
5 Our Non-GAAP measures exclude 100% of pension actuarial loss (gain) included in our Consolidated Financial Statements. The $5.4 million gain from year-end MTM pension adjustments for the quarter and year ended December 31, 2016, and $26.0 million loss from year-end MTM pension adjustments for the quarter and year ended December 31, 2015. These adjustments are recorded in selling, general and administrative expenses in the fourth quarter of each respective year in accordance with our pension accounting policy. Actuarial gains and losses are primarily driven by changes in the actuarial assumptions, discount rates and actual return on pension assets. The $5.4 million 2016 MTM adjustment was comprised of a $4.5 million gain on our pension plan assets and $0.9 million of lower actuarial pension liabilities. The $4.5 million of MTM adjustment is the difference between $21.6 million of expected return on pension plan assets recognized during 2016 and a $26.1 million actual gain on plan assets as of December 31, 2016. The $26.0 million of 2015 MTM adjustment for actuarial loss was comprised of a $52.0 million actuarial loss on our pension plan assets, partially offset by a $26.0 million gain due to an increase in discount rates. The $52.0 million actuarial loss on our pension plan assets is the difference between $29.5 million of expected return on pension plan assets recognized during 2015 and $22.5 million of actuarial loss on plan assets as of December 31, 2015. Our non-GAAP pension adjustment does not include $1.0 million and $6.2 million of net pension benefit recognized during 2016 and 2015, respectively, related to expected return on plan assets net of interest costs for our non-contributory defined benefit pension plans.
6 Represents tax effects of Non-GAAP adjustments.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.
7 Includes the Non-GAAP adjustments described in footnotes 1, 2, 4, and 5 above.  The $5.0 million adjustment described in footnote 3 above was excluded as the gain was reflected in Other Income (expense), net in our Consolidated Statement of Operations and thus was excluded from operating income.
8 Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss, the potentially dilutive shares are excluded from the share count as they are anti-dilutive.

McDERMOTT INTERNATIONAL, INC. RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Dec 31, 2016			Year Ended Dec 31, 2016
($ in thousands)	AEA	MEA	ASA	AEA	MEA	ASA

Revenues	$66,854	$318,771	$256,156	$285,988	$1,241,591	$1,108,404
GAAP Operating Income (Loss)	(3,192)	37,719	(28,263)	(29,829)	166,774	8,569
GAAP Operating Margin	-4.8%	11.8%	-11.0%	-10.4%	13.4%	0.8%
Adjustments
Restructuring[1,2]	468	-	108	2,663	17	5,369
Impairment[3]	10,661	-	228	42,972	-	11,986
Actuarial loss (gain) on benefit plans[4]	(4,584)	(807)	-	(4,584)	(807)	-
Total Non-GAAP Adjustments[1]	6,545	(807)	336	41,051	(790)	17,355

Non-GAAP Operating Income (Loss)[1]	$3,353	$36,912	$(27,927)	$11,222	$165,984	$25,924
Non-GAAP Adjusted Operating Margin	5.0%	11.6%	-10.9%	3.9%	13.4%	2.3%

1 Segment restructuring charges excludes Corporate and other restructuring charges
2 Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
3 Impairment:

  AEA Segment – During the fourth quarter of 2016, we impaired certain marine assets given the lack of opportunities and recognized a $10.7 million impairment charge.  We recognized a $32.3 million impairment charge during the first quarter of 2016 related to our Agile vessel following the customer’s termination of the vessel charter in May 2016 and lack of opportunities for the vessel.  The Agile was decommissioned and disposed of in the third quarter of 2016.
  ASA Segment – In the fourth quarter of 2016, a $0.2 million impairment charge was recognized on miscellaneous equipment.  An $11.8 million impairment charge was recognized in the third quarter of 2016 as we determined the carrying values of certain marine assets were not recoverable and exceeded their respective fair values.

4 $5.4 million in gain was recorded in the quarter ended December 31, 2016, as a result of non-cash actuarial MTM adjustments related to pension plans.

McDERMOTT INTERNATIONAL, INC. RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Full-Year 2017 Guidance
(In millions)

Cash flows from operating activities	~$(15)
Capital expenditures	~120
Free cash flow	~$(135)
Cash received from Amazon sale leaseback arrangement	~52
Adjusted free cash flow	~$(83)

GAAP Net Income (Loss) Attributable to the Company	~$80
Add:
Depreciation and amortization	~105
Interest expense, net	~70
Provision for taxes	~70
EBITDA	~$325

CONTACT:

Investors & Financial Media
Kathy Murray
Vice President, Treasurer and Investor Relations
281.870.5147
kamurray@mcdermott.com